UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1095 Broken Sound Parkway Suite 100
Boca Raton FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Growth Officer

On December 23, 2024, the Board appointed Rob Shields as the Company’s Chief Growth Officer, effective as of December 23, 2024.

Bio of Rob Shields

Rob Shields served as Co-Founder and Chief Commercial Officer of Paymi, a B2B4C data insights and consumer marketing program, from 2016 to 2021. He then served as Chief Marketing, Customer Experience and Sales Officer at Questrade from 2021 to 2023, where he reported directly to the Chief Executive Officer and was accountable for 227 marketing and sales professionals generate full funnel key performance indicators from Awareness to Conversion and Revenue Growth. He served as President and Country Head of MOOMOO Financial Canada, where he reported to the Chief Operating Officer and is accountable for all aspects of market entry and expansion across Canada including regulatory, legal, human resources, marketing, and financial operations.

Employment Agreement with Chief Growth Officer

On December 23, 2024, Greenlane Holdings, Inc. (the “Company”) entered into an employment agreement (the “Shields Agreement”), effective January 6, 2025, with Rob Shields, the Company’s Chief Growth Officer.  The Shields Agreement has an initial term of one year, which will automatically renew for successive one-year periods unless either party gives notice to terminate at least 60 days prior to the end of the applicable period. Under the Shields Agreement, Mr. Shields is entitled to a base salary of $250,000 and will be eligible to receive an annual performance-based bonus, which may be paid in the form of cash or equity awards, with a target bonus opportunity of 50% of base salary. Mr. Shields will be entitled to receive equity awards under the Company’s 2019 Equity Incentive Plan at the discretion of the Compensation Committee of the Board, and any equity awards granted to Mr. Shields will fully accelerate immediately prior to any change of control .

In the event Mr. Shields is terminated without Cause (as those terms are defined in the Shields Agreement), he will be entitled to receive (i) the aggregate amount of his earned but unpaid base salary then in effect; (ii) incurred but reimbursed documented reasonable reimbursable business expenses through the date of such termination, and (iii) any other amounts due under applicable law, in each case earned and owing through the date of termination. In addition, the Company shall pay to Mr. Shields the amount of any discretionary annual bonus earned which has been awarded by the compensation committee, but not yet paid and severance equal to three (3) months base salary in effect on the date of termination plus three months medical and dental benefits in existence on the date of termination if the termination takes place in the first six months of his employment; six (6) months base salary plus six months medical and dental benefits if the termination occurs after the first six months but prior to the first twelve months of his employment; or nine (9) months base salary plus nine months medical and dental benefits if the termination occurs after the first year of his employment.

The foregoing summary of the Shields Agreement does not purport to be complete, and is qualified in its entirety by reference to copies of the Shields Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and among Greenlane Holdings, Inc. and Rob Shields
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: December 31, 2024	By:	/s/ Lana Reeve
Lana Reeve
Chief Financial and Legal Officer